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                                                                    Exhibit 23.1

               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Friction Products Co. Profit Sharing Plan, S.K. Wellman Retirement Savings and Profit Sharing Plan, Helsel, Inc. Employee's Retirement Plan, Helsel, Inc. Employee's Savings and Investment Plan, Sinterloy Corporation 401(k) Plan, Hutchinson Products Corporation Employees' 401(k) Plan and Hawk Corporation 401(k) Savings and Retirement Plan of our report dated March 20, 1998, with respect to the consolidated financial statements of Hawk Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Cleveland, Ohio
December 7, 1998